Exhibit 99

Red Lobster® Olive Garden® LongHorn Steakhouse®

The Capital Grille® Bahama Breeze® Seasons 52®

www.darden.com

NEWS/INFORMATION
Corporate Relations
P.O. Box 593330
Orlando, FL 32859

Contacts:
(Analysts) Matthew Stroud	(407) 245-6458
(Media) Rich Jeffers	(407) 245-4189

FOR RELEASE

December 18, 2008

4:30 PM ET

DARDEN RESTAURANTS REPORTS SECOND QUARTER DILUTED NET

EARNINGS PER SHARE; ANNOUNCES QUARTERLY DIVIDEND OF 20 CENTS PER

SHARE; UPDATES FISCAL 2009 FINANCIAL OUTLOOK

ORLANDO, FL, December 18 – Darden Restaurants, Inc. (NYSE: DRI) today reported sales and diluted net earnings per share for the second quarter ended November 23, 2008. In the second quarter, diluted net earnings per share from continuing operations were 42 cents, an increase of 40%, versus 30 cents in the prior year. The Company estimates that integration costs and purchase accounting adjustments related to the October 2007 acquisition of RARE Hospitality International, Inc. (RARE) reduced diluted net earnings per share by approximately two cents in the second quarter. Excluding the estimated integration costs and purchase accounting adjustments of approximately two cents, net earnings from continuing operations were 44 cents per diluted share in the second quarter. This compares to net earnings from continuing operations of 39 cents per diluted share in the second quarter of last year excluding estimated integration costs and purchase accounting adjustments of approximately nine cents.

Second quarter sales from continuing operations were $1.67 billion, compared to $1.52 billion in the second quarter last year, a 9.6% increase, which reflects sales from the LongHorn Steakhouse and The Capital Grille brands added as part of the RARE acquisition, as well as new restaurant sales growth at Olive Garden. Combined same-restaurant sales for Olive Garden, Red Lobster and LongHorn Steakhouse were down 0.2% for the second quarter, which compares to an estimated 5.3% decline in the Knapp-Track™ casual dining benchmark (excluding Darden) for the quarter.

“We had solid financial performance given the challenging economic environment,” said Clarence Otis, Chairman and Chief Executive Officer of Darden. “We recognize that consumers are under incredible pressure and are more discerning about how and where they spend their discretionary income. So, our teams are more focused than ever on creating great offerings and delivering great experiences. And we are working harder than ever to aggressively manage costs to assure our offerings and experiences provide outstanding value. As we look to the balance of the fiscal year, we believe consumers will remain under pressure and our revised sales and earnings outlook reflects that belief. Our brands will continue to work to deliver competitively superior dining experiences and value for our guests and we will remain focused on strong cost management. We’re confident in our plans and that we will emerge from this period in even stronger competitive position.”

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Given the present uncertainty surrounding the global economy and stock price volatility generally, and volatility in the Company’s stock price in particular, the Company is performing impairment testing for its intangible assets including goodwill. It is possible that impairments could be identified and non-cash charges recorded in the second quarter of fiscal 2009 based on this analysis. Therefore, the second quarter results are subject to the completion of this analysis which is expected prior to the filing of the Company’s 10-Q in early January 2009.

Highlights for the quarter ended November 23, 2008 include the following:

•

Net earnings from continuing operations for the second quarter were $58.5 million, or 42 cents per diluted share on sales of $1.67 billion. Excluding estimated integration costs and purchase accounting adjustments of approximately two cents per diluted share, net earnings from continuing operations were 44 cents per diluted share for the second quarter. In last year’s second quarter, net earnings from continuing operations were $44.1 million, or 30 cents per diluted share, on sales of $1.52 billion. Excluding estimated integration costs and purchase accounting adjustments of approximately nine cents per diluted share, net earnings from continuing operations were 39 cents per diluted share for the second quarter last year.

•

Total second quarter sales from continuing operations of $1.67 billion represent a 9.6% increase over the prior year. This includes an incremental $100 million of sales in fiscal September 2009 from the LongHorn Steakhouse and The Capital Grille brands that were added with the acquisition of RARE on October 1, 2007.

•

In the second quarter, Olive Garden’s U.S. same-restaurant sales increased 0.8%, its 57th consecutive quarter of same-restaurant sales growth, while Red Lobster’s U.S. same-restaurant sales increased 0.3% and LongHorn Steakhouse’s same-restaurant sales decreased 5.7%. The Company estimates that the shift of the Thanksgiving holiday week into the fiscal third quarter of this year favorably affected same-restaurants sales results by approximately 70 basis points in the second fiscal quarter.

•	The Company purchased 2.3 million shares of its common stock during the second quarter.

•	The Company’s Board of Directors declared a quarterly dividend of 20 cents per share.

Operating Highlights

OLIVE GARDEN’S second quarter sales of $761 million were 6.2% above prior year, driven by revenue from 42 net new restaurants and its U.S. same-restaurant sales increase of 0.8%. For the quarter, on a percentage of sales basis, the company’s restaurant labor expenses and selling, general and administrative expenses decreased and were more than offset by higher food and beverage expenses, restaurant expenses and depreciation expenses. Operating profit increased for the quarter due to sales leverage.

RED LOBSTER’S second quarter sales of $602 million were 0.2% above prior year, including a U.S. same-restaurant sales increase of 0.3%. For the quarter, on a percentage of sales basis, lower food and beverage expenses and selling, general, and administrative expenses offset the company’s increased restaurant labor expenses, restaurant expenses and depreciation expenses, resulting in an increase in operating profit.

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LONGHORN STEAKHOUSE’S second quarter sales of $206 million were 2.4% above the same period last year, driven by revenue from 19 net new restaurants, partially offset by a same-restaurant sales decrease of 5.7%. For the quarter, on a percentage of sales basis, the company reported increased food and beverage expenses, restaurant expenses, selling, general, and administrative expenses and depreciation expenses. Labor expenses were unchanged as a percent of sales. Restaurant expenses, selling, general, and administrative expenses and depreciation and amortization expenses were adversely affected by integration-related costs and purchase accounting adjustments.

THE CAPITAL GRILLE’S second quarter sales of $61 million were 3.0% above the same period last year, driven by the addition of four net new restaurants, partially offset by a same-restaurant sales decrease of 8.7%.

BAHAMA BREEZE’S second quarter sales of $28 million were 8.0% below prior year’s sales from continuing operations, driven by a same-restaurant sales decrease of 8.0%.

“This was a very challenging quarter,” said Drew Madsen, President and Chief Operating Officer of Darden. “However, our brands performed well. Olive Garden and Red Lobster both delivered same-restaurant sales growth that significantly exceeded the Knapp-Track™ industry benchmark. And both brands achieved operating profit growth. LongHorn same-restaurant sales were roughly in-line with the Knapp-Track™ industry benchmark, solid performance given an appreciably higher check than industry average and less media coverage than many companies. We continue to be proud of the responsiveness and commitment demonstrated by our employees to drive competitively superior guest traffic, effectively manage costs and build brand loyalty in this challenging environment.”

Other Actions

Darden’s Board of Directors declared a quarterly cash dividend of 20 cents per share on the Company’s outstanding common stock. The dividend is payable on February 2, 2009 to shareholders of record at the close of business on January 9, 2009.

Darden continued the buyback of its common stock, purchasing 2.3 million shares in the second quarter. Since commencing its repurchase program in December 1995, the Company has purchased over 151 million shares for $2.91 billion under authorizations totaling 162.4 million shares. The Company anticipates that it may repurchase up to $200 million of its common stock in fiscal 2009.

Fiscal 2009 September, October and November U.S. Same-Restaurant Sales Results

Darden reported U.S. same-restaurant sales for the fiscal months of September, October and November as follows:

Olive Garden	September	October	November *
Same-Restaurant Sales	0% to 1%	-1%	3%
Same-Restaurant Traffic	-2%	-3% to -4%	Flat
Pricing	2% to 3%	2% to 3%	2% to 3%
Menu-mix	Flat	Flat	0% to 1%

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Red Lobster	September	October	November *
Same-Restaurant Sales	4% to 5%	-5% to -6%	0% to 1%
Same-Restaurant Traffic	1% to 2%	-8% to -9%	-3% to -4%
Pricing	4%	3% to 4%	4%
Menu-mix	-1%	0% to -1%	0% to 1%

LongHorn Steakhouse	September	October	November *
Same-Restaurant Sales	-6%	-9%	-2% to -3%
Same-Restaurant Traffic	-8% to -9%	-9% to -10%	-3%
Pricing	3% to 4%	3%	2% to 3%
Menu-mix	-1%	-2% to -3%	-2%

*	Note: Fiscal November same-restaurant sales results were favorably affected by an estimated 250 basis points due to the Thanksgiving week shifting into fiscal December this year.

Fiscal 2009 Financial Outlook

Darden stated that it now expects combined U.S. same-restaurant sales declines in fiscal 2009 of approximately -1.25% to -2.25% for Red Lobster, Olive Garden and LongHorn Steakhouse (which reflects anticipated declines of approximately -2% to -4% in the second half of the fiscal year), and that it now expects to open approximately 70 net new restaurants in fiscal 2009. As a result, the Company expects total sales growth of between 8% and 9% in fiscal 2009, compared to reported sales from continuing operations of $6.63 billion in fiscal 2008. This total sales growth includes the approximate two percentage point impact of a 53rd week in fiscal 2009; excluding the 53rd week, the expected total sales growth would be approximately 6% to 7%.

The Company also stated that it now anticipates reported diluted net earnings per share declines from continuing operations of -1% to -6% in fiscal 2009, which includes the impact of the 53rd week. This compares to reported diluted net earnings per share from continuing operations of $2.55 in fiscal 2008. The additional week is expected to contribute approximately two percentage points, or $0.06 per diluted share, of growth in fiscal 2009. Excluding the estimated integration costs and purchase accounting adjustments of approximately 19 cents in fiscal 2008, net earnings from continuing operations were $2.74 per diluted share. In fiscal 2009, these costs and adjustments are estimated to be approximately eight cents per diluted share. Excluding the impact of these costs and adjustments for both fiscal 2008 and fiscal 2009, the Company expects diluted net earnings per share declines of -5% to -10% on a 53-week basis.

This outlook does not reflect the results of the Company’s second quarter fiscal 2009 goodwill and other intangible asset impairment testing being performed as a result of recent global economic conditions and stock price volatility. Further declines in the Company’s stock price or deterioration in economic conditions impacting its business outlook could also increase the Company’s possibility of a non-cash asset impairment later in fiscal 2009.

“Given the challenging economic environment and rising unemployment, we think it’s prudent to plan for appreciably softer same-restaurant sales results at Olive Garden, Red Lobster and LongHorn Steakhouse in the second half of our fiscal year,” said Otis. “So, we are revising our financial outlook accordingly to incorporate the expected level of negative same-restaurant sales trends. On a positive note, we have seen some improvement in our cost environment and this, combined with the aggressive cost management that’s been underway for some time now, should partially offset the adverse margin impact of the anticipated sales weakness.”

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Darden Restaurants, Inc. (NYSE: DRI), headquartered in Orlando, Fla., is the world’s largest company-owned and operated full-service restaurant company with almost $6.7 billion in annual sales and approximately 180,000 employees. The Company owns and operates over 1,700 restaurants including Red Lobster, Olive Garden, LongHorn Steakhouse, The Capital Grille, Bahama Breeze and Seasons 52. For more information, please visit www.Darden.com.

Forward-looking statements in this news release are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements could address future economic performance, restaurant openings, various financial parameters, or similar matters. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. The most significant of these uncertainties are described in Darden’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include the impact of intense competition, changing economic or business conditions, the price and availability of food, ingredients and utilities, supply interruptions, labor and insurance costs, the loss of or difficulties in recruiting key personnel, information technology failures, increased advertising and marketing costs, higher-than-anticipated costs to open or close restaurants, litigation, unfavorable publicity, a lack of suitable locations, government regulations, a failure to achieve growth objectives through the opening of new restaurants or the development or acquisition of new dining concepts, weather conditions, risks associated with Darden’s plans to expand Darden’s newer concepts Bahama Breeze and Seasons 52, our ability to combine and integrate the business of RARE Hospitality International, Inc., achieve synergies and develop new LongHorn Steakhouse and The Capital Grille restaurants, risks associated with incurring substantial additional debt, a failure of our internal controls over financial reporting, disruptions in the financial markets, possible impairment of goodwill or other assets and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

In addition to U.S. generally accepted accounting principles (GAAP) reporting, as previously disclosed herein, Darden has presented its adjusted second quarter diluted net earnings per share results from continuing operations and forecasted consolidated results from operations for fiscal 2009, which exclude the impact of integration costs and purchase accounting adjustments and the 53rd week. Darden believes this adjusted information is useful for comparison to our consolidated results from continuing operations for the second quarter of fiscal 2008 and fiscal year ended May 25, 2008, and has therefore chosen to provide this information to investors. This non-GAAP earnings information should be viewed in addition to, and not in lieu of, our diluted net earnings per share results as calculated in accordance with GAAP.

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DARDEN RESTAURANTS, INC.

NUMBER OF RESTAURANTS

11/23/08		11/25/07
655	Red Lobster USA	651
29	Red Lobster Canada	29

684	Total Red Lobster	680

664	Olive Garden USA	622
6	Olive Garden Canada	6

670	Total Olive Garden	628
314	LongHorn Steakhouse	295
34	The Capital Grille	30
23	Bahama Breeze	23
7	Seasons 52	7
2	Other	2

1,734	Total Restaurants	1,665

DARDEN RESTAURANTS, INC.

SECOND QUARTER FY 2009 FINANCIAL HIGHLIGHTS

(In millions, except per share data)

(Unaudited)

	Quarter Ended		Six Months Ended
	11/23/2008	11/25/2007	11/23/2008	11/25/2007
Sales	$1,668.9	$1,522.0	$3,443.1	$2,989.5

Earnings from continuing operations	$58.5	$44.1	$140.9	$150.7

Earnings (losses) from discontinued operations	$1.2	$(0.6)	$0.8	$(1.3)
Net earnings	$59.7	$43.5	$141.7	$149.4

Basic net earnings per share:
Earnings from continuing operations	$0.43	$0.31	$1.02	$1.07
Earnings (losses) from discontinued operations	$0.01	$0.00	$0.01	$(0.01)
Net earnings	$0.44	$0.31	$1.03	$1.06

Diluted net earnings per share:
Earnings from continuing operations	$0.42	$0.30	$1.00	$1.03
Earnings (losses) from discontinued operations	$0.01	$0.00	$0.00	$(0.01)
Net earnings	$0.43	$0.30	$1.00	$1.02

Average number of common shares outstanding:
Basic	137.0	142.0	138.0	141.4
Diluted	139.4	146.9	141.1	146.6

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DARDEN RESTAURANTS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(In millions, except per share data)

(Unaudited)

	Quarter Ended		Six Months Ended
	11/23/08	11/25/07	11/23/08	11/25/07
Sales	$1,668.9	$1,522.0	$3,443.1	$2,989.5
Costs and expenses:
Cost of sales:
Food and beverage	516.4	459.1	1,063.2	882.9
Restaurant labor	548.0	505.4	1,106.3	977.0
Restaurant expenses	276.9	245.0	565.0	461.9

Total cost of sales (1)	$1,341.3	$1,209.5	$2,734.5	$2,321.8
Selling, general and administrative	146.7	170.4	317.2	313.4
Depreciation and amortization	70.6	60.3	139.3	110.9
Interest, net	27.8	22.6	55.2	32.3

Total costs and expenses	$1,586.4	$1,462.8	$3,246.2	$2,778.4
Earnings before income taxes	82.5	59.2	196.9	211.1
Income taxes	(24.0)	(15.1)	(56.0)	(60.4)

Earnings from continuing operations	58.5	44.1	140.9	150.7
Earnings (losses) from discontinued operations, net of tax expense (benefit) of $0.7, ($0.7), $0.5, and ($1.2), respectively	1.2	(0.6)	0.8	(1.3)

Net earnings	$59.7	$43.5	$141.7	$149.4

Basic net earnings per share:
Earnings from continuing operations	$0.43	$0.31	$1.02	$1.07
Earnings (losses) from discontinued operations	$0.01	$0.00	$0.01	$(0.01)
Net earnings	$0.44	$0.31	$1.03	$1.06

Diluted net earnings per share:
Earnings from continuing operations	$0.42	$0.30	$1.00	$1.03
Earnings (losses) from discontinued operations	$0.01	$0.00	$0.00	$(0.01)
Net earnings	$0.43	$0.30	$1.00	$1.02

Average number of common shares outstanding:
Basic	137.0	142.0	138.0	141.4
Diluted	139.4	146.9	141.1	146.6

(1) Excludes restaurant depreciation and amortization as follows:	66.6	56.1	131.0	103.6

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DARDEN RESTAURANTS, INC.

CONSOLIDATED BALANCE SHEETS

(In millions)

	11/23/08	05/25/08
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$51.3	$43.2
Receivables, net	39.1	69.5
Inventories	324.1	216.7
Prepaid expenses and other current assets	56.1	46.7
Deferred income taxes	94.0	91.8

Total current assets	$564.6	$467.9
Land, buildings and equipment, net	3,216.0	3,066.0
Goodwill	519.7	519.9
Trademarks	454.7	455.0
Other assets	211.4	221.8

Total assets	$4,966.4	$4,730.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$291.5	$245.1
Short-term debt	462.2	178.4
Accrued payroll	109.4	129.3
Accrued income taxes	—	2.4
Other accrued taxes	55.3	55.4
Unearned revenues	128.0	160.5
Other current liabilities	333.3	365.1

Total current liabilities	$1,379.7	$1,136.2
Long-term debt, less current portion	1,633.4	1,634.3
Deferred income taxes	214.1	197.6
Deferred rent	146.3	139.0
Obligations under capital leases, net of current installments	59.4	59.9
Other liabilities	146.4	154.5

Total liabilities	$3,579.3	$3,321.5

Stockholders’ equity:
Common stock and surplus	$2,103.5	$2,074.9
Retained earnings	2,182.3	2,096.0
Treasury stock	(2,848.9)	(2,724.0)
Accumulated other comprehensive income (loss)	(35.7)	(20.7)
Unearned compensation	(14.0)	(17.0)
Officer notes receivable	(0.1)	(0.1)

Total stockholders’ equity	$1,387.1	$1,409.1

Total liabilities and stockholders’ equity	$4,966.4	$4,730.6

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